Exhibit 99.1

TRUE NATURE HOLDING ESTABLISHES “APPS FOR BETTER LIVING” CURATOR PROCESS

SUPPORTS “DIRECT TO CONSUMER” HEALTHCARE, LIFESTYLE IMPROVEMENT

ATLANTA, July 23, 2018 (GLOBE NEWSWIRE) -- True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") today announced its own initiative to improve healthcare outcomes and lifestyle for individuals and their pets by establishing a new app library and listing service. “Apps for Better Living” (www.appsforbetterliving.com) will include a wide range of applications aimed at helping individuals take control of their heath and make better lifestyle choices. The library will include any and all apps from developers who apply, after vetting for integrity, including those for pets, and individuals. A separate section of the web site will focus on apps for healthcare providers, including those in the veterinary field. Beyond the apps available for reference, or download, it will provide articles, blogs, insight for better living and overall improvement in health for all family members, at all ages.

In conjunction with this announcement it invites all application developers to list their products and services on the Apps for Life registry. By doing so the app will be included in the catalog, receive exposure from sponsored advertising, and, where appropriate, include interfaces with the Company's products, including its new “Simple HIPAA” and “Simple HIPAA for Vets and Pets” personal healthcare record (PHR) system.

Louis Deluca, COO for True Nature Holding, Inc. said, “There are so many ways we can all improve the quality of our life, through exercise, better eating, mental health, or even stress management. We want to help everyone take the simple steps to improve their lives, and that of their pets. This app library can serve as a starting point for individuals to start to consider the things they may want to do for a better, and healthier lifestyle.”

When asked about how the new app library will work with the Company's new “Simple HIPPA” personal healthcare records (PHR) application, or other similar products in the market, he explained, “While we have a new, modest product in the offing, we recognize the need for self-management of healthcare records as a key part of taking control of one's health and lifestyle, and our solution may not be the best fit for everyone. There are a number of other PHR solutions in the market today, including those provided by hospitals, clinics, healthy living consultants, and even veterinary providers. Our products will work with numerous standards for data interchange, and we will provide documentation for internal formats to all others to easily interface with our systems.

Our drive is to improve healthcare outcomes for all and improve the lives of our pets as well. The more sources of data the user has available to him, the more likely he will use the records in his day to day life.”

The Company expects to release further details on the listing library, as well as a comprehensive marketing and advertising plan to promote the applications featured in the library over the next 30 days. The initial rollout is planned for September 2018. Developers and application owners are asked to contact Louis Deluca directly at his email, ldeluca@truenaturepharma.com, to receive the documents for application listing and for updates on the rollout.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcomes for individuals, their families, and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating and end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact:

contact@truenaturepharma.com
844-383-TNTY (8689)

SOURCE: True Nature Holding, Inc.